Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 25, 2022, relating to the financial statements of Laboratory Corporation of America Holdings and the effectiveness of Laboratory Corporation of America Holdings’ internal control over financial reporting appearing in the Annual Report on Form 10-K of Laboratory Corporation of America Holdings for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina

November 18, 2022